Exhibit 10.45

BROOKSTONE, INC.

DEFINED CONTRIBUTION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE FEBRUARY 1, 2004

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2.20. “Plan Year”	3

2.21. “Retirement Age”	3

2.22. “Stock Growth Rate” for any Plan Year	3

2.23. “Supplemental Retirement Benefit”	3

2.24. “Termination of Employment”	3

2.25. “Years of Service”	4

ARTICLE 3. ADMINISTRATION	4

3.1. Administration	4

3.2. The Plan Administrator	4

3.3. Advisors and Agents of the Committee	4

3.4. Indemnification	4

3.5. Expenses	5

ARTICLE 4. ELIGIBILITY AND PARTICIPATION	5

4.1. Eligibility	5

4.2. Participation	5

ARTICLE 5. SUPPLEMENTAL RETIREMENT BENEFIT	5

5.1. Supplemental Retirement Benefit	5

5.2. Calculation of the Supplemental Retirement Benefit	5

5.3. Earnings and Adjustments	7

5.4. Benefit Statements	8

ARTICLE 6. VESTING AND DISTRIBUTION OF SUPPLEMENTAL RETIREMENT BENEFIT	8

6.1. Vesting and Forfeiture	8

6.2. Payment of Vested Benefits	8

6.3. Death	9

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6.4. Suspension and Recapture of Benefit Payments	9

ARTICLE 7. RESTRICTIVE COVENANTS	9

7.1. Agreement as a Condition to Participation	9

7.2. Non-Disclosure and Non-Use of Confidential Information	9

7.3. Use and Return of Property and Documents	10

7.4. Non-Competition and Non-Recruitment	10

7.5. Enforcement	10

ARTICLE 8. BENEFICIARY DESIGNATION	11

ARTICLE 9. RIGHTS OF PARTICIPANTS	11

9.1. General Obligation	11

9.2. Unsecured Interest	11

9.3. Forfeitures and Unclaimed Amounts	11

9.4. Employment	11

9.5. Nontransferability	11

ARTICLE 10. CLAIMS PROCEDURE	11

ARTICLE 11. AMENDMENT AND TERMINATION	12

ARTICLE 12. AFFILIATE PARTICIPATION	12

12.1. Adoption of Plan	12

12.2. Withdrawal from the Plan by Employer	12

ARTICLE 13. ADDITIONAL PROVISIONS	12

13.1. Successors	12

13.2. Gender and Number	12

13.3. Severability	12

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13.4. Governing Law	12

13.5. Funding	12

13.6. Tax Withholding	13

13.7. Other Plans	13

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BROOKSTONE, INC.

DEFINED CONTRIBUTION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Article 1. ESTABLISHMENT AND OBJECTIVES

1.1. Establishment. Brookstone, Inc. (the “Company”) hereby establishes the Defined Contribution Supplemental Executive Retirement Plan (the “Plan”) effective February 1, 2004 (the “Effective Date”).

1.2. Purpose. The purpose of the Plan is to provide supplemental retirement benefits to certain designated management and highly compensated Employees. The Plan is intended to constitute an unfunded plan for a “select group of management and highly-compensated employees” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and shall be construed accordingly.

Article 2. DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below.

2.1. “Account” has the meaning set forth in Section 5.2(a).

2.2. “Allocation Date” has the meaning set forth in Section 5.2(c).

2.3. “Annual Credit” has the meaning set forth in Section 5.2(a).

2.4. “Affiliate” shall mean any corporation, trade or business that is a subsidiary of the Company or otherwise affiliated with the Company and has been designated as an Affiliate by the Committee.

2.5. “Beneficiary” shall mean the person or persons designated under Article 8.

2.6. “Board” shall mean the Board of Directors of the Company.

2.7. “Cause” with respect to a Participant shall mean any one of the following:

(a) the Participant’s commission of, plea of guilty to, or plea of nolo contendere to any felony,

(b) the Participant’s commission of, plea of guilty to, or plea of nolo contendere to any misdemeanor or other crime involving fraud, dishonesty or moral turpitude,

(c) the failure of the Participant to perform duties reasonably requested or reasonably prescribed by the person or group of persons the Participant reports to, and which is not cured within thirty (30) calendar days after written notice thereof to the Participant,

(d) any action or omission of the Participant that conflicts with the interests of the Company or any Affiliate,

(e) the Participant’s material breach, whether individually or in the aggregate, of any one or more of the provisions of the Restrictive Covenants in Article 7 of this Plan that, if susceptible of cure, is not cured within fifteen (15) calendar days after written notice thereof to the Participant,

(f) any willful or intentional action or omission by the Participant which would constitute grounds for immediate dismissal under applicable employment or retention policies or agreements of the Company or an Affiliate,

(g) any willful or intentional misconduct by the Participant in the performance of his or her duties that results in financial detriment to or damage to the reputation of, the Company or an Affiliate, or

(h) the Participant’s gross neglect or habitual neglect of duties, including but not limited to repeated absence from work without reasonable excuse.

If the Participant resigns from his or her employment with the Company or an Affiliate in anticipation of being terminated for Cause, for purposes of the Plan the Company may treat the Participant as having been terminated for Cause. Notwithstanding the foregoing provisions of this Section 2.7, in determining “Cause” under any provision of the Plan as applied, at or following a Change in Control, with respect to a Participant who is party to an agreement with the Company or an Affiliate that provides for benefits following a change in control of the Company and that includes a definition of “Cause,” the definition of “Cause” set forth in such agreement shall be used in lieu of the definition set forth above.

2.8. “Change in Control” has the meaning set forth in Schedule C.

2.9. “Company” shall mean Brookstone, Inc.

2.10. “Committee” shall mean the Compensation Committee of the Board.

2.11. “Disability” means a mental or physical condition which, either with or without reasonable accommodation, renders the Participant incapable of performing the duties and responsibilities assigned to him or her immediately prior to incurring such condition as determined by the Committee in good faith, upon receipt of medical advice from one or more individuals selected by the Committee who are qualified to give professional medical advice.

2.12. “Effective Date” has the meaning set forth in Section 1.1.

2.13. “Eligible Employee” shall mean an Employee who meets the requirements of Section 4.1.

2.14. “Employee” shall mean an individual who is employed by the Company or an Affiliate, excluding leased employees, consultants and independent contractors.

2.15. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16. “Good Reason” shall mean any substantial and material diminution of the Participant’s position, duties and responsibilities in the aggregate, with the Company and all Affiliates, that is not cured within sixty (60) calendar days after written notice thereof to the Company; provided that no event shall constitute Good Reason for purposes of the Plan and the Participant shall not be able to terminate his or her employment for Good Reason, unless the Participant terminates his or her employment for Good Reason within one hundred eighty (180) calendar days of such event. Notwithstanding the foregoing provisions of this Section 2.16, in determining “Good Reason” under any provision of the Plan as applied, at or following a Change in Control, with respect to a Participant who is party to an agreement with the Company or an Affiliate that provides for benefits following a change in control of the Company and that includes a definition of “Good Reason,” the definition of “Good Reason” set forth in such agreement shall be used in lieu of the definition set forth above.

2.17. “Participant” shall mean an Eligible Employee who has satisfied the requirements of Section 4.1 of the Plan.

2.18. “Peer Group Member” means a corporation that is included in the Company’s peer group as determined for purposes of the Plan by the Committee in its discretion from to time.

2.19. “Plan Administrator” has the meaning set forth in Section 3.2.

2.20. “Plan Year” shall mean the fiscal year of the Company.

2.21. “Retirement Age” shall mean the later of age fifty-five (55) or the age at which the Participant has completed ten (10) Years of Service.

2.22. “Stock Growth Rate” for any Plan Year means, with respect to the Company or any Peer Group Member, as applicable, the quotient obtained by dividing (i) the average daily closing price per share of the Company’s or Peer Group Member’s, as the case may be, common stock (or, in the case of any Peer Group Member organized other than as a corporation, equivalent equity (as determined by the Committee)) during the two consecutive calendar month period commencing on the first day of the subsequent Plan Year by (ii) the average daily closing price per share of the Company’s or Peer Group Member’s, as the case may be, common stock (or, in the case of any Peer Group Member organized other than as a corporation, equivalent equity (as determined by the Committee)) during the first two consecutive calendar month period commencing on the first day of the Plan Year.

2.23. “Supplemental Retirement Benefit” means the Participant’s benefit, if any, determined under this Plan.

2.24. “Termination of Employment” shall mean the retirement, resignation, death, or other voluntary or involuntary termination of a Participant’s employment relationship with the Company and all Affiliates.

2.25. “Years of Service” shall mean the period (expressed in years) of an Employee’s continuous employment with the Company or any Affiliate measured from the Employee’s most recent date of hire.

Article 3. ADMINISTRATION

3.1. Administration. Subject to Article 11, the Plan shall be administered by the Committee in its discretion. The Committee may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan. The Committee shall have the discretion to construe and interpret the terms of the Plan, including, but not limited to:

(a) subject to any limitations under the Plan or applicable law, to make and enforce such rules and regulations of the Plan and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(b) to require any person to furnish such information as it may request as a condition to receiving any benefit under the Plan;

(c) to decide on questions concerning the Plan and the eligibility of any Participant to participate in the Plan, in accordance with the provisions of the Plan;

(d) to compute or cause to be computed the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan; and

(e) to appoint and remove, as it deems advisable, a Plan Administrator.

The determination of the Committee as to any issue or disputed question arising under this Plan, including factual questions and questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

3.2. The Plan Administrator. The Committee may appoint a Plan Administrator who may (but need not) be a member of the Committee, and in the absence of such appointment, the Committee shall be the Plan Administrator. The Plan Administrator shall perform the responsibilities delegated to him or her by the Committee.

3.3. Advisors and Agents of the Committee. The Committee may, subject to periodic review, (a) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf, and (b) utilize the services of associates and engage accountants, agents, clerks, legal counsel, record-keepers and professional consultants (any of whom may also be serving the Company or an Affiliate of the Company) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

3.4. Indemnification. Each member of the Committee and each Employee to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified and held harmless by the Company and its Affiliates and their respective successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to reasonable attorneys’ fees) reasonably incurred by or imposed upon such member or Employee which arise as a result of his or her actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company or an Affiliate. Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

3.5. Expenses. The cost of payment of benefits under this Plan and the expenses of administering the Plan shall be borne by the Company.

Article 4. ELIGIBILITY AND PARTICIPATION

4.1. Eligibility. Each key management employee, officer or highly compensated Employee of the Company who is designated as a Participant by the Committee shall be eligible to participate in the Plan (“Eligible Employee”). The Employees identified on Schedule A hereto, as the same may be amended from time to time (any such amendment to be accomplished in accordance with and subject to the limitations of Article 11), have been so designated by the Committee and shall be eligible to participate in the Plan.

4.2. Participation. Any Eligible Employee set forth on Schedule A hereto shall participate in the Plan as of the date set forth for such Eligible Employee on Schedule B.

Article 5. SUPPLEMENTAL RETIREMENT BENEFIT

5.1. Supplemental Retirement Benefit. Unless otherwise provided in this Plan, and subject to the other provisions of this Article 5 and Articles 6 and 7, the Participant shall be entitled to a Supplemental Retirement Benefit determined and payable as hereinafter provided.

5.2. Calculation of the Supplemental Retirement Benefit.

(a) Eligibility for Annual Credits. There shall be established on the books of the Company, for each Participant, an unfunded account (an “Account”) to which periodic credits and adjustments will be made as hereinafter provided. A Participant’s Account will be increased by an amount for each Plan Year (the “Annual Credit”) beginning with the First Plan Year and ending with the Last Plan Year (as each is specified for the Participant on Schedule B); provided, that except as provided in Section 5.2(b)(2) a Participant must be an Eligible Employee on the last day of the Plan Year in order to have his or her Account credited with the Annual Credit for such Plan Year. No Annual Credit shall be credited to a Participant’s Account for any Plan Year prior to the First Plan Year, for any Plan Year after the Last Plan Year, or (except as provided in Section 5.2(b)(2) below) for any Plan Year ending on or after the occurrence of a Change in Control.

(b) Amount of Annual Credit.

(1) In General. The amount of a Participant’s Annual Credit for a Plan Year shall be the amount specified on Schedule B corresponding to the applicable percentile of the Company’s Stock Growth Rate for such Plan Year relative to the Stock Growth Rates of the Peer Group Members for such Plan Year; provided, however, that the Annual Credit for any Plan Year shall not be less than the Threshold Amount and shall not exceed the Maximum Amount, as each such amount is specified on Schedule B.

(2) Special Rules Applicable in the Event of a Change in Control or to Certain Terminations of Employment.

(A) Upon the consummation of a Change in Control, the Account of each Participant who was an Employee immediately prior to the Change in Control shall be credited with an Annual Credit equal to the Modified Annual Credit (if any) as hereinafter defined. The Modified Annual Credit shall be the amount determined under Schedule B as applicable to the Participant (but not less than the Threshold Amount nor more than the Maximum Amount), multiplied by a fraction, the numerator of which is the number of days from the first day of the Plan Year through the date of the Change in Control and the denominator of which is 365, except that in determining the Stock Growth Rate for the Company and the Peer Group Members, the following adjustments shall be taken into account: (i) the period for which the Stock Growth Rate is determined shall be the period beginning on the first day of the Plan Year and ending on the date of the Change in Control (the “determination period”); (ii) for purposes of determining the quantity described in clause (i) of the definition of “Stock Growth Rate,” the value of the Company’s common stock immediately prior to the Change in Control shall be used in lieu of the two-month average and, in the case of any Peer Group Member, the averaging period shall be such period (not greater than two months) immediately preceding the Change in Control as the Committee determines; and (iii) for purposes of determining the quantity described in clause (ii) of the definition of “Stock Growth Rate,” the value of the common stock of the Company and of Peer Group Members shall be determined by reference to such averaging period (not greater than two months) at the beginning of the determination period as the Committee determines.

(B) If a Participant, prior to a Change in Control, has a Termination of Employment by reason of (i) an involuntary termination by the Company or its Affiliates, other than a termination for Cause, or (ii) a voluntary termination for Good Reason, or (iii) death or Disability, in any such case occurring prior to the last day of the Last Plan Year, the Participant’s Account shall be credited for the Plan Year in which such Termination of Employment occurs with a prorated Annual Credit equal to the Annual Credit (if any) to which the Participant would have been entitled under Section 5.2(b)(1) had the Participant remained an Eligible Employee through the last day of such Plan Year, multiplied by a fraction, the numerator of which is the number of days from the first day of the Plan Year through the date of the Participant’s Termination of Employment, and the denominator of which is 365. If a Termination of Employment described in this Section 5.2(b)(2)(B) occurs prior to a Change in Control but in the same Plan Year as the Change in Control, the Committee may elect to determine the Annual Credit hereunder (before proration) in the same manner as the Modified Annual Credit (before proration) described in Section 5.2(b)(2)(A) above.

(3) Adjustments for Corporate Transactions. In the event that the Committee determines that any dividend, other distribution, recapitalization, share split, reverse share split, subdivision, consolidation or reduction of capital, reorganization, merger, split-up, spin-off, or a combination involving the Company or any Peer Group Member, or repurchase or exchange of the common stock or other equity of the Company or any Peer Group Member or other rights to purchase common stock or other equity of the Company or any Peer Group Member, or other similar corporate transaction or event affects the common stock or other equity of the Company or any Peer Group Member such that use of the Company’s or Peer Group Member’s Stock Growth Rate would produce an inequitable result, the Committee may, for purposes of applying this Section 5.2, adjust the Company’s or Peer Group Member’s Stock Growth Rate in such manner as it may deem equitable.

(c) Allocation Date. A Participant’s Annual Credit for a Plan Year shall be credited to his or her Account as of the April 1 immediately following the end of the Plan Year to which that Annual Credit is attributable. Any prorated credit described in Section 5.2(b)(2)(B) shall be similarly allocated as of the April 1 immediately following the end of the Plan Year in which the Termination of Employment referred to in Section 5.2(b)(2)(B) occurs, except that if the last sentence of Section 5.2(b)(2)(B) applies the Committee may instead elect to allocate the prorated credit as of the date of the Change in Control. Any Modified Annual Credit described in Section 5.2(b)(2)(A) shall be allocated as of the date of the Change in Control. Each date of allocation described in the preceding provisions of this Section 5.2(c) is referred to herein as an “Allocation Date.”

5.3. Earnings and Adjustments.

(a) Amounts credited to a Participant’s Account pursuant to Section 5.2 prior to the earlier of a Change in Control or the Participant’s Termination of Employment shall be treated as having been hypothetically invested in the common stock of the Company (“Phantom Shares”) on the applicable Allocation Date at the closing price of such stock on such Allocation Date (or, if such Allocation Date is not a trading day, at the closing price on the next preceding trading day). If any dividend or other distribution (other than a dividend of Company common stock) is paid with respect to the Company’s common stock, an equivalent per-share amount shall be credited with respect to each Phantom Share credited to the Account as of the record date for such dividend or distribution and the amount so credited shall be treated as having been hypothetically invested in additional Phantom Shares at the closing price on the payment date for such dividend or distribution (or, if such payment date is not a trading day, at the closing price on the next preceding trading day). The Committee shall also adjust the number of Phantom Shares credited to Accounts as appropriate to reflect stock splits, stock dividends and similar changes to the Company common stock. The Plan Administrator shall maintain such records with respect to each hypothetical purchase of Phantom Shares as are necessary to carry out the provisions of the Plan.

(b) Notwithstanding the provisions of Section 5.3(a) above, from and after the earlier of the date of a Change in Control or the date of a Participant’s Termination of Employment (the “hypothetical reinvestment date”), the Participant’s Account or remaining Account balance, if any, shall be treated as hypothetically invested not in Phantom Shares but in an interest-bearing account that bears interest at a rate equal to the long-term average corporate bond yield for the preceding calendar year as shown in Moody’s Average Corporate Bond Yield Index, published by Moody’s Investors Services. The Account balance deemed initially invested in such interest-bearing account shall equal the fair market value, determined as of the trading day immediately preceding the hypothetical reinvestment date, of that number of shares of the Company’s common stock which equals the number of Phantom Shares then credited to the Account. Any credits allocated to the Account as of an Allocation Date falling on or after the date of the Participant’s Termination of Employment shall be treated as hypothetically invested in the interest-bearing account.

5.4. Benefit Statements. Not later than June 30 after the end of each Plan Year for which the Annual Credit for that Plan Year is calculated, the Committee shall provide the Participant with a benefit statement showing the value of the Participant’s Account and the number of Phantom Shares credited to his or her Account as of the most recent Allocation Date.

Article 6. VESTING AND DISTRIBUTION OF SUPPLEMENTAL RETIREMENT BENEFIT

6.1. Vesting and Forfeiture.

(a) Vesting. Except as provided in Section 6.1(b), the Participant shall be fully vested in his or her Account (including for this purpose any credits described in Section 5.2(b)(2)) on the earliest of (i) the date he or she attains Retirement Age, or (ii) the date he or she has a Termination of Employment without Cause, for Good Reason or due to death or Disability, or (iii) the occurrence of a Change in Control.

(b) Forfeiture. Notwithstanding Section 6.1(a) above, the Participant’s Account shall be forfeited immediately upon his or her Termination of Employment and no portion of the Supplemental Retirement Benefit shall be payable if (i) the Participant voluntarily terminates his or her employment without Good Reason prior to attaining Retirement Age and prior to the occurrence of a Change in Control, or (ii) the Company or any Affiliate terminates Participant’s employment for Cause.

6.2. Payment of Vested Benefits. Unless otherwise provided in Section 6.3, if the Participant is vested in the Supplemental Retirement Benefit under Section 6.1(a) at the time of his or her Termination of Employment, the Supplemental Retirement Benefit shall be payable to the Participant in substantially equal annual installments commencing six (6) months after the last day of the Plan Year in which his or her Termination of Employment occurs (the “First Installment Date”). The substantially equal annual installments shall be payable over a period (the “Installment Period”) of not less than five (5) years and not more than ten (10) years from the date of the First Installment Date, each such installment to be paid in an amount equal to the balance or remaining balance of the Account on the payment date divided by the number of installments remaining. Each Supplemental Retirement Benefit payment shall reduce the balance of the Participant’s Account by an equivalent amount. The Participant may elect his or her Installment Period at any time after he or she becomes a Participant in the Plan, and may change such election from time to time; provided however, that any such Installment Period election made after the date which precedes the First Installment Date by twelve (12) months shall be void and have no effect. Subject to the provisions of this Section 6.2, the Participant may make or change his or her Installment Period election by delivering to the Plan Administrator a signed and dated notice of such election or change in election. In the absence of a valid election by the Participant, the Installment Period shall be ten (10) years. All installments shall be paid in cash.

6.3. Death. If the Participant has a Termination of Employment by reason of death, the Participant’s Account balance shall be payable to his or her Beneficiary in cash in a single lump sum six (6) months after the last day of the Plan Year in which the Participant’s death occurs. If the Participant dies after a Termination of Employment but before payment of the entire vested Supplemental Retirement Benefit, then the remaining balance of the Participant’s Account shall be paid to his or her Beneficiary in cash in a single lump sum as soon as reasonably practicable after death.

6.4. Suspension and Recapture of Benefit Payments. Notwithstanding any provision to the contrary in this Plan, no Supplemental Retirement Benefit payments shall be remitted to the Participant or Beneficiary, and any amounts previously paid to a Participant shall be subject to recapture by or refund to the Company or any Affiliate, if the Board concludes that the Participant violated the Restrictive Covenants in Article 7 of the Plan after his or her Termination of Employment.

Article 7. RESTRICTIVE COVENANTS

7.1. Agreement as a Condition to Participation. Each Eligible Employee who is selected for Participation in the Plan shall agree, in such form as the Committee may determine, that he or she is and shall be bound by the terms, conditions and undertaking set forth in Sections 7.2, 7.3, 7.4 and 7.5 below.

7.2. Non-Disclosure and Non-Use of Confidential Information. Except as required by the nature of his or her duties or with the prior written approval of the Board, the Participant shall never, directly or indirectly, use or disclose to any other person, firm or business, any confidential information (not available or otherwise known to the public other than as a result of the Participant’s wrongful or unauthorized actions) of the Company or its Affiliates, including without limitation, customer lists, supplier lists, market research and plans, sources of merchandise, strategic plans, price lists or data, terms or conditions of sale, vendor specifications, site selection guidelines and real estate/lease information, financial plans and results, distribution information, technical information or other information or discoveries, inventions, improvements, know-how or merchandise methods (whether or not patentable or copyrightable) or other trade secrets, whether developed by the Participant or others (the “Confidential Information”).

7.3. Use and Return of Property and Documents. The Participant will protect the Confidential Information and keep confidential all documents, records, tapes and other media, whether prepared by the Participant or others, that contain Confidential Information (“Work Product”) and the Participant will comply with all applicable policies and procedures of the Company and any Affiliates for the protection of Confidential Information. The Participant shall not copy any documents, records, tapes or other media, except as required by the nature of his or her duties, nor remove any of them from the Company’s or any Affiliate’s premises except as authorized by the Board in accordance with Company policy. Upon termination of the Participant’s employment or at any other time at the Company’s request, the Participant shall return to the Company and its Affiliates all property of the Company and its Affiliates and all Work Product (and all copies thereof) in his or her possession or under his or her control, including without limitation, memoranda, notes, drawings, letters, data, reports, price lists, vendor lists, customer lists, and any other records. The Participant shall represent to the Company and its Affiliates upon termination of his or her employment that he or she has not retained any such documents or copies. During his or her employment, the Participant shall, at the Company’s or any Affiliate’s request, sign all documents and take any other action that the Company or any Affiliate deems necessary to protect its title to, and interest in, the Confidential Information and/or inventions.

7.4. Non-Competition and Non-Recruitment. The Participant shall not during his or her period of employment with the Company or any Affiliate and for two (2) years thereafter, either directly or indirectly, for himself or herself or any third party, (i) engage in any activity competitive with the Company or its Affiliates or sell or deal in any products or services similar to those sold by the Company or its Affiliates, of (ii) lure or assist in luring any Employee or seek to persuade any Employee to become employed in any other business (it being understood that all Employees have substantial knowledge about the Company or its Affiliates and have in many cases benefited from training by the Company or its Affiliates, and that their departure will result in significant harm to the Company’s or its Affiliates’ business or operations).

7.5. Enforcement. If, at the time of enforcement of Sections 7.2, 7.3, or 7.4 above, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because the Participant’s services are unique and because the Participant has access to Confidential Information and Work Product, money damages would be an inadequate remedy for any breach by the Participant of any of the provisions of this Article 7. Therefore, in the event of a breach or threatened breach of any of the provisions of this Article 7, the Company or any of its Affiliates, or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for any other relief, including but not limited to specific performance and injunctive relief, in order to enforce, or prevent any violations of, the provisions of this Article 7 (without posting a bond or other security). Additionally, in the event of a breach of any of the provisions of this Article 7 by the Participant at any time whether before or after his or her Termination of Employment, the Participant shall forfeit his or her Supplemental Retirement Benefit and the Company or any Affiliates (i) shall cease paying any unpaid portion of the Supplemental Retirement Benefit to the Participant or any Beneficiary, and (ii) shall further have the right to recapture or seek a refund from the Participant or Beneficiary of any portion of the Supplemental Retirement Benefit previously paid.

Article 8. BENEFICIARY DESIGNATION

A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, will receive the amounts that were otherwise due and payable to the Participant prior to the Participant’s death. The Participant also may revoke or change any Beneficiary designation by a signed, written instrument delivered to the Plan Administrator. All such designations shall be in writing and signed by the Participant. The payment of amounts shall be in accordance with the last unrevoked written and signed Beneficiary designation received by the Plan Administrator prior to the Participant’s death. If the Participant fails to designate any Beneficiaries, or if he or she survives his or her Beneficiaries, the Supplemental Retirement Benefit, if any, shall be paid to the Participant’s estate.

Article 9. RIGHTS OF PARTICIPANTS

9.1. General Obligation. Subject to Section 13.5, Supplemental Retirement Benefits under the Plan shall be paid out of the Company’s general assets.

9.2. Unsecured Interest. No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company or any Affiliate. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any general unsecured creditor.

9.3. Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of amounts credited to the Account of a Participant that cannot be distributed because of the Plan Administrator’s inability, after a reasonable search, to locate a Participant or Beneficiary, as applicable, within a period of two (2) years after the date upon which the payment of benefits becomes due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company under the Plan. After an unclaimed amount has been forfeited, the Participant or Beneficiary, as applicable, shall have no further right or claim with respect to the Participant’s Account.

9.4. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company or an Affiliate, or confer upon any Participant any benefits not specifically provided in the Plan.

9.5. Nontransferability. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or a Beneficiary. Prior to the time of payment hereunder, a Participant or a Beneficiary shall have no rights by way of anticipation or otherwise to dispose of any interest under the Plan nor shall such rights be assigned or transferred by operation of law.

Article 10. CLAIMS PROCEDURE

The Plan Administrator shall adopt procedures, which when so adopted shall be deemed part of the Plan and incorporated herein by reference, for the filing and review of claims in accordance with section 503 of ERISA. The adoption of the procedures referred to in this Article 10, and any amendment of such procedures from time to time to comply with section 503 of ERISA or other applicable law, as determined by the Plan Administrator, shall not be deemed an amendment of the Plan subject to Article 11.

Article 11. AMENDMENT AND TERMINATION

The Company expects to continue the Plan indefinitely, but the Board reserves the right to amend, modify, or terminate the Plan at any time by written resolution. No such amendment or termination shall reduce or eliminate any benefits accrued at the time of such amendment or termination. Notice of such amendment or termination shall be given in writing to each Participant having an interest in the Plan. Upon termination of the Plan, the Company may elect either (a) to pay vested benefits in accordance with the terms of Article 6, or (b) to distribute benefits whether or not vested to Participants in a single lump sum.

Article 12. AFFILIATE PARTICIPATION

12.1. Adoption of Plan. Any Affiliate may, with the approval of the Board and under such terms and conditions as the Board may prescribe, adopt the Plan by resolution of the Employer’s board of directors. An adopting Affiliate shall not have the authority to amend, modify, or terminate the Plan.

12.2. Withdrawal from the Plan by Employer. Any Affiliate that has adopted the Plan shall have the right, at any time, upon the approval of and under such conditions as may be provided by the Board, to withdraw from the Plan by delivering to the Board written notice of its election to withdraw.

Article 13. ADDITIONAL PROVISIONS

13.1. Successors. All obligations of the Company under the Plan with respect to benefits hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the stock or assets of the Company.

13.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.3. Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.4. Governing Law. To the extent not preempted by ERISA, the Plan shall be construed in accordance with and governed by the laws of the State of New Hampshire without regard to conflicts of law provisions thereof.

13.5. Funding. Benefits hereunder shall constitute an unfunded obligation of the Company, but the Company may create reserves, funds, and/or provide for amounts to be held in trust on the Company’s behalf. Payment of benefits may be made by the Company, on behalf of the Company by such a trust or through a service or benefit provider to the Company or such trust. No Participant, Employee, or any other person shall have any right, title or interest whatsoever in or to, or any preferred claim in or to, any such trust assets or to any other investment reserves, accounts or funds that the Company may purchase, establish, or accumulate to aid in providing the benefits described in the Plan. The assets of any trust established pursuant to this Section 13.5 shall be subject to the claims of the Company’s general unsecured creditors in the event of the Company’s insolvency or bankruptcy. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant, Employee, or any other person. Any payment of benefits to the Participant under the Plan by any trust shall be considered payment by the Company and shall discharge the Company of any further liability under the Plan for such benefit payments.

13.6. Tax Withholding. The Plan Administrator may withhold or cause to be withheld from any benefit payment or from other payments owed to a Participant any withholding or other taxes required to be withheld with respect to the Participant’s payments or entitlements under the Plan.

13.7. Other Plans. No benefit payable hereunder shall be deemed compensation to the Participant for purposes of computing benefits to which such Participant may be entitled under any other plan or arrangement of the Company.

Executed this      day of                     , 2004.

BROOKSTONE, INC.

By:

Its:

Brookstone, Inc.

Defined Contribution

Supplemental Executive Retirement Plan

Schedule A

List of Participants

Michael F. Anthony

Brookstone, Inc.

Defined Contribution

Supplemental Executive Retirement Plan

Schedule B

Participant: Michael F. Anthony

Date of Commencement of Participation in the Plan: February 1, 2004

Threshold Amount: $245,000

Maximum Amount: $490,000

First Plan Year for which an Annual Credit shall be made: February 1, 2004 through January 31, 2005.

Last Plan Year for which an Annual Credit shall be made: February 1, 2010 through January 31, 2011.

Company’s Stock Growth Rate (Rank among Peers)	Annual Credit	Rationale
75th Percentile	$490,000	Full SERP Funding
50th to 75th Percentile	$367,500	75% Funding
<50th Percentile	$245,000	50% Funding

Brookstone, Inc.

Defined Contribution

Supplemental Executive Retirement Plan

Schedule C

For purposes of the Plan, “Change in Control” with respect to any Participant means the occurrence of any of the following events:

(1)	any Person becomes the owner of 50% or more of the Company’s Common Stock; or

(2)	individuals who, as of the Effective Date, constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board (a “Board Change”); provided, however, that any individual becoming a director after the Effective Date (i) whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Continuing Directors or (ii) who is the Participant, any Participant Related Party (or an officer or director thereof) or a member of any group of which the Participant or Participant Related Party is a member will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(3)	execution of an agreement of acquisition, merger, reorganization, consolidation of or other transaction which contemplates either (i) that all or substantially all of the business and/or assets of the Company will be owned or controlled by a Person or Persons other than the Persons owning or controlling such business and assets on the Effective Date or (ii) that a Board Change will occur, provided, however, that if such agreement requires, as a condition precedent, approval by the Company’s shareholders, a Change in Control will not be deemed to have occurred until such approval has been obtained; or

(4)	liquidation or dissolution of the Company or sale of substantially all of the Company’s assets, other than (i) in connection with the matters described in clause (3) above (as to which clause (3) shall apply instead of this clause (4)) or (ii) in connection with or in contemplation of a bankruptcy or insolvency proceeding.

For purposes of this definition, terms otherwise defined in the Plan shall have the meanings set forth therein, and the following terms have the meanings set forth below:

“Common Stock” means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions.

A Person will be deemed to be the “owner” of any Common Stock of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Person” has the meaning used in Section 13(d) of the Exchange Act, except that “Person” does not include (i) the Participant, a Participant Related Party, or any group of which the Participant or Participant Related Party is a member, or (ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary.

A “Participant Related Party” means any affiliate or associate of the Participant other than the Company or a subsidiary of the Company. The terms “affiliate” and “associate” have the meanings given in Rule 12b-2 under the Exchange Act; the term “registrant” in the definition of “associate” means, in this case, the Company.

Notwithstanding the foregoing provisions of this Schedule C, in determining whether a Change in Control has occurred with respect to any Participant who is party to an agreement with the Company or an Affiliate that provides for benefits following a change in control of the Company and that includes a definition of “Change in Control” (or “Change of Control” or similar term), the definition set forth in such agreement shall be used in lieu of the definition set forth above.